[ARMOR HOLDINGS, INC. LOGO]                                FOR IMMEDIATE RELEASE
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COMPANY CONTACT:                     MEDIA CONTACT:                        INVESTOR RELATIONS CONTACT:
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Robert R. Schiller                   Michael Fox                           James R. Palczynski
President & Chief Operating Officer  President, Corporate Communications   Principal
Armor Holdings, Inc.                 Integrated Corporate Relations, Inc.  Integrated Corporate Relations, Inc.
904.741.5400                         203.222.9145                          203.222.9013

                    ARMOR HOLDINGS, INC. PRICES $300 MILLION
                    IN SENIOR SUBORDINATED CONVERTIBLE NOTES

JACKSONVILLE, FL - OCTOBER 26, 2004 - ARMOR HOLDINGS, INC. (NYSE: AH), a leading manufacturer and distributor of security products and vehicle armor systems serving law enforcement, military, homeland defense and commercial markets, announced today that it has priced at par its previously announced offering of
$300 million in aggregate principal amount of 2.00% senior subordinated convertible notes due November 1, 2024 (the "Notes"). The Company also granted to Goldman, Sachs & Co., as sole book-runner of the Notes, an option to purchase up to an additional $45.0 million principal amount of the Notes. The Notes are convertible into shares of common stock of the Company at a conversion rate of
18.5151 shares per $1,000 initial principal amount of notes (equal to a conversion price of $54.01 per share), subject to certain adjustments.

The closing of the Notes offering is expected to occur on October 29, 2004, and is subject to the satisfaction of customary closing conditions.

Under current accounting standards, the features of the Notes being offered will allow the treasury stock method to be used in calculating the dilutive effect of these Notes in earnings per share calculations. Under this method, the effect of the conversion of the Notes would only be included in the weighted average shares outstanding balance, and thus be dilutive, only when the Company's share price exceeds $54.01 per share.

Goldman, Sachs & Co., acted as sole book-runner and Wachovia Securities and Wm.
Smith Securities, Inc. acted as co-managers for the Notes offering. Copies of the prospectus supplement for the offering may be obtained by contacting
Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attn: Prospectus
Department, telephone: 212-902-1171.

ABOUT ARMOR HOLDINGS

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement and personnel safety markets.
Additional information about the Company can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the Company's Registration Statement on Form S-3, its 2003 Form 10-K, Form 10-K/A, and most recently filed Form 10-Qs.

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          1400 MARSH LANDING PARKWAY, SUITE 112 JACKSONVILLE, FL 32250
                       TEL: 904.741.5400 FAX: 904-741-5403